Exhibit 10.11

North State Bancorp

Director Compensation Effective as of January 1, 2005

Effective in January, 2005, our directors will receive a $1,000 annual retainer, except for the Chairman of the Board, the Chairman of the Audit Committee, the Chairman of the Loan Committee and the Chairman of the Executive Committee who will receive annual retainers of $3,500, $3,500, $2,500 and $1,000, respectively. Directors will also receive $250 for each Board meeting held and committee members will receive for their services on a committee $350 for each Executive Committee meeting held and $250 for each committee meeting other than the Executive Committee that is held.